Exhibit 4.37

SPOUSAL CONSENT

I, Joseph Chen, the legal spouse of Jing Yang , hereby unconditionally consent that the ninety-nine percent (99%) equity interest held by my spouse in Beijing Jingwei Zhihui Information Technology Co., Ltd. and registered under his name will be disposed according to the arrangements under the Loan Agreement, the Equity Option Agreement, and the Equity Interest Pledge Agreement as executed by my spouse on May 22, 2014.

I further guarantee not to take any action for the intentions in conflict with the aforementioned arrangements, including claiming that such equity interest constitutes the property between my spouse and me or our common property. I hereby unconditionally and irrevocably renounce any rights or interests to which I may be entitled on such equity interest in accordance with any applicable laws.

/s/ Joseph Chen
Date: May 22, 2014

SPOUSAL CONSENT

I, Yan Chen, the legal spouse of Jian Liu , hereby unconditionally consent that the one percent (1%) equity interest held by my spouse in Beijing Jingwei Zhihui Information Technology Co., Ltd. and registered under his name will be disposed according to the arrangements under the Loan Agreement, the Equity Option Agreement, and the Equity Interest Pledge Agreement as executed by my spouse on May 22, 2014.

I further guarantee not to take any action for the intentions in conflict with the aforementioned arrangements, including claiming that such equity interest constitutes the property between my spouse and me or our common property. I hereby unconditionally and irrevocably renounce any rights or interests to which I may be entitled on such equity interest in accordance with any applicable laws.

/s/ Yan Chen
Date: May 22, 2014